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                                                                     EXHIBIT 5.1


                  [LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE]


                                  May 30, 2000

The Board of Directors
InterConexus.com, Inc.
2651 Warrenville Road
Suite 560
Downers Grove, Illinois  60515

Gentlemen:

     We have examined the registration statement to be filed with the Securities and Exchange Commission on or about May 31, 2000 for registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,800,000 shares of common stock, par value $0.0001 per share ("Common Stock"), of InterConexus.com, Inc. (the "Company") reserved for issuance pursuant to the InterConexus.com, Inc. 2000 Stock Incentive Plan (the "Plan"). We have examined pertinent corporate documents and records of the Company, including its Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid 2,800,000 shares of Common Stock to be offered by the Company pursuant to the Plan has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the Plan and any related agreements executed thereunder, such shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

                                Very truly yours,

                                PIPER MARBURY RUDNICK & WOLFE


                                By:
                                   -----------------------------------
                                       Jason W. Levin, a partner



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